Exhibit 5.1

[LOGO OF ARTHUR J. GALLAGHER & CO.]

November 12, 2003

SECURITIES AND EXCHANGE COMMISSION

450 Fifth Street N.W.

Washington, D.C. 20549

Re:	Arthur J. Gallagher & Co.

Post-Effective Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

I am counsel for Arthur J. Gallagher & Co. (the “Company”) in connection with the above referenced Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 500,000 options (the “Options”) to purchase the Company’s Common Stock, par value $1.00 per share (“Common Stock”), pursuant to the terms of the Company’s 1988 Nonqualified Stock Option Plan (the “Plan”).

In this connection, I have examined the originals or copies identified to my satisfaction of such documents, corporate and other records, certificates, and other papers as I deemed necessary to examine for purposes of this opinion.

Based upon such examination, I am of the opinion that the shares of Common Stock issuable upon exercise of the Options will be legally issued, fully paid and nonassessable when the shares shall have been duly issued and delivered in the manner contemplated by the Plan and in accordance with the terms of the Options.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement and the related Prospectus.

Very truly yours,

/S/ JOHN C. ROSENGREN

JOHN C. ROSENGREN Vice President, General Counsel and Secretary